Exhibit 10.27
FORM OF EMPLOYMENT AGREEMENT
Ed Steube
96 Danbury Road
Ridgefield, CT 06877
Re:      Employment Agreement
Dear Ed,
     Planet Technologies, Inc. (the “Company”) is pleased to offer you the position of President/CEO of the Allergy Control Products (“ACP”) subsidiary, pursuant to the terms of this letter agreement (“Agreement”). This Agreement is made and contingent upon the acquisition of ACP by Planet Technologies, Inc. and effective on the closing date of such Agreement (the “Effective Date”) and will last for a period of four years from the Effective Date and will automatically renew on an annual basis unless terminated by either party in writing. You and the Company hereby agree as follows:
1. Duties
     You will be expected to do and perform all services, acts or things necessary or advisable to manage and conduct the business of the ACP and the Company, including those duties normally associated with the position of President. You will report to the Company’s Chairman and Chief Executive Officer, unless otherwise assigned by the Company. You will work at the facility located in Ridgefield, Connecticut. In addition, the company will take all appropriate steps to insure that upon closing you will be elected to the Board of Directors of the Company.
2. Base Salary and Benefits
Your base salary will be $200,000 per annum, less payroll deductions and all required withholdings payable weekly on the ACP payroll. You will be eligible for annual salary increases in line with performance and the company’s guidelines for each year.
You will continue to be reimbursed for your premiums on your healthcare plan, use of car, cell phone, and other pertinent business expenses and be eligible for ACP’s standard benefits. The Company may modify its benefits from time to time, as it deems necessary Discretionary Bonus In addition to your base salary, you will be eligible to earn a discretionary annual performance bonus (“Bonus”) at the discretion of the Company’s Board. The performance Bonus will be for superior performance for exceeding sales, gross profits and net profit plans for the year. You must be employed by the Company throughout the year to be eligible for the Bonus. The Bonus will be pro-rated in the event you are terminated without Cause, but you will not be eligible if you resign or your employment is terminated with Cause (as defined below) prior to the date on which the Bonus is awarded.
3. Stock Options
Subject to approval of the Board, you will be granted a stock option under the terms of the Company’s 2000 Stock Incentive Plan (the “Plan”) to purchase an amount of Common Stock equal to 3% of then outstanding shares of Common Stock of the Company, but not less than 100,000 shares (the “Option”). To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Option will be equal to the fair market value of the Common Stock established on the date of grant. The Option will be subject to vesting over four (4) years so long as you provide continuous service to the Company in accordance with the Plan, according to the following schedule: 1/4 of the shares subject to the Option will vest upon your 12 month anniversary and 1/48th of the shares subject to the Option will vest at the end of each monthly period thereafter for a period of three (3) years. If your employment is terminated without Cause during the first four year period of this Agreement, then this Option grant will become fully vested.

If you have questions regarding the tax implications of the Stock Option or any part of your compensation package, please consult with your own tax advisor.
4. Loyal and Conscientious Performance; Noncompetition.
     During your employment by the Company, you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement; provided that, you shall not be precluded from engaging in civic, charitable or religious activities which do not present any conflict of interest with the Company or affect your performance of duties for the Company.
     Except with the prior written consent of the Board, you will not, during the term of this Agreement, and any period during which you are receiving compensation or any other consideration from the Company, including, but not limited to, severance pay pursuant to Section 6 herein, engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company.
     During the term of this Agreement, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.
5. Termination
     The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice by giving written notice of such termination, subject to the provisions stated herein. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason. The “at will” nature of your employment relationship may not be modified except by a written agreement signed by the Chairman of the Board.
     If the Company terminates your employment without Cause (as defined herein) at any time during the term of your employment, then upon your furnishing to the Company and effective release and waiver of claims and continued compliance with Section 4 herein and your Proprietary Information and Inventions Agreement with the Company, you shall be entitled to receive severance payments in the form of continuation of your base salary in effect at the time of your termination, subject to standard deductions and withholdings, for the period of 36 months minus the number of months you were employed after the Effective Date, but not less than a period of twelve (12) months.
     6. Definitions.
For purposes of this Agreement, “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of any of the following events:
     (a) your repeated failure to satisfactorily perform your reasonably assigned job duties on behalf of the Company;
     (b) your commission of an act that materially injures the business of the Company;
     (c) your refusal or failure to follow lawful and reasonable directions of the Board or the appropriate individual to whom you report;
     (d) your conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company;

     (e) your engagement or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any material provisions of Section 5 hereof or your Proprietary Information and Inventions Agreement with the Company; or
     (f) your commission of any fraud against the Company, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated.
7. Company Policy
As a Company employee, you will be expected to abide by Company rules and policies. The Company’s policies may be modified from time to time at the sole discretion of the Company, with the exception of the Company’s “at will” employment policy, which may only be modified by a signed agreement with Company’s Chief Executive Officer.
Normal working hours are 40 hours a week, Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.
8. Proprietary Information and Inventions Agreement
As a condition of employment, you will be required to sign and comply with the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other things.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.
9. Entire Agreement
     This Agreement, together with your Proprietary Information and Inventions Agreement and the stock documents referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written.
10. Governing Law
     This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.
11. Successors and Assigns.
     This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be binding upon and shall inure to the benefit of the Company, its successors, and its assigns. The term “Company” as used herein shall include such successors and assigns to the extent applicable.
As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Please sign and date this Agreement, and return it to me as soon as possible, if you wish to accept employment with the Company under the terms described above.
We look forward to your favorable reply and to a productive and enjoyable work relationship. Sincerely,

Planet technologies, Inc.

By:

Scott L. Glenn
Chairman and Chief Executive Officer

Accepted:

Date

EXHIBIT A TO
FORM OF EMPLOYMENT AGREEMENT
EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     In consideration of my employment or continued employment by Planet technologies, Inc. (the “Company”), and the compensation received by me from the Company from time to time, I hereby agree as follows:
12. Proprietary Information.
     (a) Recognition of Company’s Rights. All Proprietary Information shall be the sole property of the Company and its assignees. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times during my employment by the Company and at all times after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company, or unless an officer of the Company expressly authorizes such in writing.
     (b) Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, whether in oral, written, graphic or electronic form. By way of illustration, but not limitation, “Proprietary Information” includes (a) trade secrets, know-how, inventions, ideas, tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, compounds, products, processes, designs, formulas, methods, techniques, programs, software models, algorithms, developmental or experimental work, clinical or other data, compilations of data, other works of authorship, improvements and discoveries (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research and development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, licensees and strategic partners, and the existence and terms of any business discussions, negotiations or agreements to which the Company is a party; and (c) information regarding the skills and compensation of other employees or consultants of the Company.
     (c) No Improper Use of Information of Prior Employers and Others. I represent that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any equipment, supplies, facility or trade secret information of any former employer or any other person to whom I have an obligation of confidentiality which is not generally available to the public, unless I have obtained written authorization for its possession and use.
13. Assignment of Inventions.
     (a) The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks, mask works, moral rights and other intellectual property rights throughout the world.
     (b) Assignment of Inventions. Subject to Sections 2(f) and 2(g), I agree that all Inventions (and all Proprietary Rights with respect thereto) shall be the sole property of the Company and its assigns. I hereby assign to the Company any right, title and interest I may have or acquire in and to all Inventions (and all Proprietary Rights with respect thereto). If I have any rights to the Inventions (or Proprietary Rights with respect thereto) that cannot be assigned to the Company, I unconditionally and irrevocably waive the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights. I agree, at the Company’s request and expense, to consent to and join in any action to enforce such rights. If I have any right to the Inventions (or Proprietary Rights with respect thereto) that cannot be assigned to the Company or waived by me, I unconditionally and irrevocably grant to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to make, have made, use, offer for sale, sell, import, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

     (c) Assistance. I further agree to assist the Company in every proper way (but at the Company’s expense) to obtain, and from time to time enforce, the Proprietary Rights in any and all Inventions, including, but not limited to applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing Proprietary Rights in the Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to obtain or enforce any Proprietary Rights with respect to any Invention (including renewals, extension, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such documents and to do all other lawfully permitted acts to further execution or enforcement of Proprietary Rights with the same legal force and effect as if executed by me.
     (d) Prior Inventions. As a matter of record I have attached hereto as Exhibit A a complete list of all inventions or improvements which have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to the commencement of my employment by the Company which I desire to remove from the operation of this Agreement (collectively referred to as “Prior Inventions”); and I covenant that such list is complete. If disclosure of any such Prior Inventions would cause me to violate any prior confidentiality agreement, I understand that I should not list such Prior Invention in Exhibit A but will disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such Prior Invention has not been made for that reason. If no such disclosure is attached to this Agreement, I represent that I have made no such inventions and improvements at the time of signing this Agreement. If, in the course of my employment with the Company, I incorporate a Prior Invention into an Invention or a Company product or process, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, offer for sale, sell, import, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Invention or Company product or process without the Company’s prior written consent.
     (e) Obligation to Keep Company Informed. I will promptly and fully in writing disclose to the Company all Inventions authored, conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment and for one (1) year after termination of this Agreement, including any that may be covered by Section 2870 of the California Labor Code.
     (f) Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.
     (g) Nonassignable Inventions. This Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code, which are ideas or inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on my own time, and (1) which do not relate (a) directly to the business of the Company, or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which do not result from any work performed by me for the Company. Notwithstanding the foregoing, I shall disclose in confidence to the Company any invention in order to permit the Company to make a determination as to compliance by me with the terms and conditions of this Agreement.
14. No Conflict of Interest. I agree that during the period of my employment by the Company and any period during which I am receiving compensation or any other consideration from the Company, including, but not limited to, any severance pay, I will not, without the Company’s prior written consent, engage in any employment or business activity which is competitive with the business of the Company or any of its affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company or any of its affiliates. My ownership, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section 3.
15. Non-Solicitation. I agree that for a period of one (1) year following termination of my employment with the Company, I will not solicit or in any manner encourage any employee, independent contractor or consultant of the Company to leave employment or service with the Company.
16. No Conflicting Obligations. I represent that my performance of all the terms of this Agreement and that my employment by the Company do not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
17. Return of Company Materials. All drawings, notes, memoranda, specifications, documents, data, devices, records, apparatus, equipment, chemicals, molecules, organisms and other physical property, including any copies thereof, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment shall be and remain the sole property of the Company and shall be returned promptly to the Company upon termination of this Agreement for any reason, or earlier if requested by the Company, and I will not retain or take with me any such property or any reproduction of such property.
18. General Provisions.
     (a) Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be in writing and shall be deemed given (i) upon personal delivery to the appropriate address, (ii) upon delivery by facsimile transmission with receipt confirmed, (iii) if sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing, or (iv) if sent by overnight courier, the next business day such courier regularly makes deliveries.
     (b) This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within the State of California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.
     (c) Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, I acknowledge and agree that, if I were to breach this Agreement, the Company would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the Company for such injury. Accordingly, I agree that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
     (d) This Agreement (including any exhibits hereto) contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to said subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.
     (e) If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.
     (f) This Agreement shall be binding upon my heirs, executors, administrators and other legal representatives and me and shall inure to the benefit of the Company, its successors and assigns.
     (g) The waiver from time to time by the Company of any of its rights or the Company’s failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of the Company’s rights or remedies provided in this Agreement.

     (h) I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause, nor shall it obligate the Company to make any payment to me based upon termination of my employment.
This Agreement shall be effective as of the first day of my employment by the Company.

Dated: _____, 2004	By:

Printed Name:

Title:

ACCEPTED AND AGREED TO:

planet technologies, Inc.

By:

Scott L. Glenn
Chairman and Chief Executive Officer

Address:	6402 Cardeno Drive
La Jolla, Ca 92037

Exhibit A to
Employee’s Proprietary Information and Inventions Agreement

TO:	Planet Technologies, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions
1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Planet Technologies, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐      Additional sheets attached.
     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

☐     Additional sheets attached.
By signing below, I acknowledge that I have read this Agreement document carefully, understand it fully and agree to its terms and conditions. I understand that signing this Agreement is a condition of employment

Print Name

Signature	Date